EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-34875 of U S Liquids Inc. on Form S-3 and Registration Statement Nos. 333-34689 and 333-93129 on Form S-8 of our report dated February 18, 2003, except for Note 3, as to which the date is March 10, 2003, appearing in this Annual Report on Form 10-K of U S Liquids Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Houston, Texas
March 27, 2003